CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated April 12, 2012, for the year ended December 31, 2011, the period February 10, 2010 (Inception) to December 31, 2010, related to the financial statements of Pershing Gold Corporation (Formerly Sagebrush Gold Ltd.), and the unaudited interim financial statements for the nine months ended September 30, 2012, which appear in Pershing Gold Corporation to Registration Statement on Form S-1/A filed on or about February 5, 2013.

/s/ KBL, LLP

KBL, LLP

New York, NY

February 5, 2013

110 Wall Street, 11th Floor, New York, NY 10005	212.785-9700